Exhibit 10.19

THIRD AMENDMENT TO

EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement effective as of January 1, 2009 is between AuthenTec, Inc., a Delaware corporation (the “Company”), and Frederick R. Jorgenson (“Employee”) and modifies that Employment Agreement entered into between the parties and having an effective date of November 13, 2006, as amended on January 20, 2007 and June 7, 2007 (the “Agreement”). AuthenTec and Employee agree as follows:

1.	The following sentence will be inserted as a new paragraph at the end of Paragraph 2.(b)(ii)(B)(I):

“The foregoing amounts will be paid within sixty (60) days after Employee’s termination of employment.”

2.	The following sentence will be inserted immediately after the first sentence of the second paragraph of Paragraph 2.(b)(ii)(B)(III):

“Notwithstanding the foregoing, no stock option may be exercised after the end of the original maximum term of the option.”

3.	The following paragraph will be inserted as a new Paragraph 4.(h):

“(h)	Compliance with Section 409A.

(i)	If the Company determines in good faith that any provision of this Agreement would cause Employee to incur an additional tax, penalty, or interest under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), the Compensation Committee and Employee shall use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A or causing the imposition of such additional tax, penalty, or interest under Section 409A. The preceding provision, however, shall not be construed as a guarantee by the Company of any particular tax effect to Employee under this Agreement.

(ii)	For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(iii)	With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, Employee, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(iv)	“Termination of employment,” or words of similar import, as used in this Agreement means, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A, the Employee’s “separation from service” as defined in Section 409A.

(v)	If a payment obligation under this Agreement or other compensation arrangement arises on account of Employee’s separation from service while Employee is a “specified employee” (as defined under Section 409A and determined in good faith by the Compensation Committee), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service shall accrue without interest and shall be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of Employee’s estate following his death.”

4.	Paragraphs 4(h) and 4(i) in the original Agreement shall be renumbered as 4(i) and 4(j) respectively.

IN WITNESS WHEREOF, the parties have executed this First Amendment to Employment Agreement as of the date first written above.

	THE COMPANY	EMPLOYEE
AuthenTec, Inc.

By:	/s/ F. Scott Moody	/s/ Frederick R. Jorgenson
Name :	F. Scott Moody	Frederick R. Jorgenson
Title:	Chief Executive Officer

Date: 12/19/08		Date: 19 December 2008

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